Exhibit (j)(1) under Form N-1A

Exhibit 24 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of

Federated MDT Large Cap Value Fund:

We consent to the use of our report, dated December 23, 2016, with respect to the financial statements of Federated MDT Stock Trust, as of October 31, 2016 and for each of the years or periods then ended presented therein, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

March 24, 2017